Exhibit 99.1

Pernix Therapeutics Closes Acquisition of Zohydro ER Franchise

- Synergistic Fit Expands Commercial Footprint, Builds Strong Product Portfolio -

MORRISTOWN, N.J. -- April 24, 2015 -- Pernix Therapeutics Holdings, Inc. (Nasdaq: PTX) (the "Company" or “Pernix”), a specialty pharmaceutical company, announced today that it has closed its acquisition of the Zohydro® ER (hydrocodone bitartrate) franchise, comprising three extended release hydrocodone products, including an abuse-deterrent pipeline and all related intellectual property.  Pernix first announced the agreement with Zogenix, Inc. to acquire this franchise on March 10th.

“The Zohydro ER franchise is an excellent strategic fit with our focus on central nervous system disorders.  These products address an extremely large and underserved market, affording us a significant opportunity for growth, both organically and through life cycle management,” stated Doug Drysdale, Chairman and Chief Executive Officer of Pernix.

“We look forward to launching Zohydro ER with BeadTek™ in May and advancing ZX-007, an innovative abuse-deterrent tablet formulation of hydrocodone ER, with the goal of submitting an NDA for this third-generation product mid-2016.  We are also pleased to welcome the Zohydro ER sales team from Zogenix and certain other employees to Pernix.  The new Pernix Pain Management Team will double our commercial footprint.  Pernix today has three strategically promoted brands, each in large markets, with significant growth potential.  Through a combination of sales execution and future acquisitions, we will look to strengthen our position as a leading player in the opioid pain market and build long-term value for our shareholders.” Drysdale concluded.

A transition to Zohydro ER with BeadTek is in process with the goal of no disruption to patients’ therapy, and all previous dosage strengths will be available in this new formulation. The original formulation will no longer be manufactured after May 4, 2015.

Terms of the agreement

Under terms of the agreement (as amended), Pernix, through its wholly-owned subsidiary, Ferrimill Limited (“Ferrimill”), has paid Zogenix $70 million in cash, issued to Zogenix 1,682,086 shares of Pernix common stock and deposited an additional $10 million in cash in escrow to fund potential indemnification claims for a period of 12 months following the closing.  Pernix has also purchased certain Zohydro ER inventory as part of the transaction.

Ferrimill has also agreed to make certain payments conditioned on regulatory and commercial milestones of up to $283.5 million, including $12.5 million upon approval of ZX-007, a tablet formulation of extended-release hydrocodone with abuse-deterrent properties, and up to $271 million in potential sales milestones based on the achievement of pre-determined annual product sales milestones for Zohydro ER and ZX-007.  Under the terms of the acquisition agreement, over 80% of the value of the sales milestones is tied to the achievement of net sales targets ranging from $500 million to $1 billion.

Pernix will purchase a pre-defined amount of Zohydro ER product inventory.  Pernix will also seek to retain certain employees of Zogenix, including the field sales force of approximately 100 sales professionals and additional personnel related to the brand.

Jefferies LLC acted as financial advisor to Pernix. The Company’s legal advisers are Lowenstein Sandler LLP and Goodwin Procter LLP. Buchanan Ingersoll & Rooney PC acted as intellectual property counsel.

About Zohydro ER with BeadTek

Zohydro ER with BeadTek is an extended-release form of hydrocodone indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.  Zohydro ER with BeadTek does not contain acetaminophen, unlike many immediate-release hydrocodone products, such as Vicodin and Lortab, reducing the risk for potential liver toxicity due to overexposure of acetaminophen.  The active ingredient, hydrocodone, is the most commonly prescribed opioid in the U.S., with over 114 million prescriptions in 2014.  Zohydro ER with BeadTek is an opioid agonist, extended-release, oral formulation of hydrocodone bitartrate containing technology that contains an inactive ingredient that immediately forms a viscous gel when crushed and dissolved in liquids or solvents.

About BeadTek™
BeadTek was developed using safe, well-known excipients and proprietary manufacturing processes to create an inactive ingredient that immediately forms a viscous gel when crushed and dissolved in liquids or solvents.  All of the beads within the medication capsule are indistinguishable in color, shape, density and size, and do not impact the drug release profile when taken as directed.

LIMITATIONS OF USE

Because of the risks of addiction, abuse, and misuse with opioids, even at recommended doses, and because of the greater risks of overdose and death with extended-release opioid formulations, reserve Zohydro ER for use in patients for whom alternative treatment options (e.g., non-opioid analgesics or immediate-release opioids) are ineffective, not tolerated, or would be otherwise inadequate to provide sufficient management of pain.

Zohydro ER is not indicated as an as needed (prn) analgesic.

Please see the Zohydro ER full prescribing information for the complete boxed warning and safety information.

WARNING: ADDICTION, ABUSE, AND MISUSE; LIFE-THREATENING RESPIRATORY DEPRESSION; ACCIDENTAL INGESTION; NEONATAL OPIOID WITHDRAWAL SYNDROME; INTERACTION WITH ALCOHOL; and CYTOCHROME P450 3A4 INTERACTION

See full prescribing information for complete boxed warning.

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ZOHYDRO ER exposes users to risks of addiction, abuse, and misuse, which can lead to overdose and death. Assess each patient’s risk before prescribing, and monitor regularly for development of these behaviors or conditions.

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Serious, life-threatening, or fatal respiratory depression may occur. Monitor closely, especially upon initiation or following a dose increase. Instruct patients to swallow ZOHYDRO ER whole to avoid exposure to a potentially fatal dose of hydrocodone.

●	Accidental ingestion of ZOHYDRO ER, especially in children, can result in a fatal overdose of hydrocodone.
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Prolonged use of ZOHYDRO ER during pregnancy can result in neonatal opioid withdrawal syndrome, which may be life-threatening if not recognized and treated. If opioid use is required for a prolonged period in a pregnant woman, advise the patient of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

●	Instruct patients not to consume alcohol or any products containing alcohol while taking ZOHYDRO ER because co-ingestion can result in fatal plasma hydrocodone levels.
●	Initiation of CYP3A4 inhibitors (or discontinuation of CYP3A4 inducers) can result in a fatal overdose of hydrocodone from ZOHYDRO ER.

IMPORTANT SAFETY INFORMATION

Zohydro ER is contraindicated in patients with significant respiratory depression, acute or severe bronchial asthma, known or suspected paralytic ileus, and hypersensitivity to hydrocodone bitartrate.

Zohydro ER has warnings for: interactions with CNS depressants; elderly, cachectic, debilitated patients, and those with chronic pulmonary disease; hypotensive effects; patients with head injury or increased intracranial pressure; and concomitant use of CYP3A4 may increase opioid effects. Please see full prescribing information for the complete warning information.

Potential serious adverse events caused by opioids include addiction, abuse, and misuse; life-threatening respiratory depression; neonatal opioid withdrawal syndrome; interactions with other CNS depressants; hypotensive effects; gastrointestinal conditions, and seizures. The most common adverse reactions associated with Zohydro ER (≥2%) include constipation, nausea, somnolence, fatigue, headache, dizziness, dry mouth, vomiting, pruritus, abdominal pain, peripheral edema, upper respiratory tract infection, muscle spasms, urinary tract infection, back pain, and tremor. With intravenous abuse, the inactive ingredients in Zohydro ER can result in death, local tissue necrosis, infection, pulmonary granulomas, and increased risk of endocarditis and valvular heart injury. Parenteral drug abuse is commonly associated with transmission of infectious diseases such as hepatitis and HIV.

Zohydro® ER is a registered trademark of Zogenix, Inc.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties.  As a result, actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in the Company’s business, including, without limitation: the Company’s success in hiring the Zogenix employees and ability to manage such employees; the Company’s ability to successfully integrate the Zohydro ER business into its operations and realize the anticipated benefits of this acquisition; potential litigation costs that may arise in connection with the Zohydro ER business; and other risks described in greater detail under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein.  The forward-looking statements in this press release are qualified by these risk factors. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Pernix Therapeutics Holdings, Inc.

Investor Relations

Lisa Wilson, 212-452-2793
In-Site Communications
lwilson@insitecony.com

Media Relations

Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com

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